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                                                                   EXHIBIT 10.22

July 28, 2000


Ron Hulse
4150 19th Avenue
Markham, Ontario
L6C 1M2

Re: Employment with Beyond.com Corporation

Dear Ron:

Many thanks for taking time from your busy schedule to visit all of us here at Beyond.com. You have made a strong and positive impression on all of the folks you met. Beyond.com Corporation (the "Company") is pleased to offer you a position as Senior Vice President of Sales and Marketing, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

Reporting Duties and Responsibilities. In this position you will report directly to me, in my capacity as President and CEO of Beyond.com. This offer is for a full-time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities.

Salary; Bonus; Benefits and Vacation. Your initial base salary will be $300,000
     (in U.S. Dollars) annually, less applicable tax withholdings. You will also be eligible to earn an annual bonus in the amount of $200,000 (in U.S. Dollars), payable quarterly, based on the achievement of objectives which you and I will mutually determine in good faith. Additionally, your bonus for Q3 (fully retroactive and Q4 of this year will be guaranteed. The objectives for your first year will be determined promptly after your acceptance of this letter, and objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. Any additional bonus will be paid immediately following completion of each quarter of continued employment with the Company. You will also receive the highest standard benefits accorded the Company's executives under the Company's employee benefits package, and will be subject to the Company's vacation policy, as such package and policy is in effect from time to time.

Sign-on Bonus. The company will pay you a one-time sign on bonus of $50,000 within fifteen (15) days following your start date of full-time employment.

Stock Options. On the date you become an employee of the Company, and subject to approval by the Board of Directors, the company intends to grant you a stock option to purchase 500,000 shares of the company's common stock. One quarter (1/4) of the option shares (125,000) will become exercisable after you have completed twelve months of employment with the company, and, thereafter one forty-eighth (1/48) of the option shares (10,416.66) will become exercisable following each month you remain employed by the company. The grant of the stock options will be subject to the other terms and provisions of the company's stock option plan and stock option agreement and the satisfaction of all federal and state securities laws. In the event that a charge of control (defined to mean the Company is sold or is a party to a merger with another company resulting in the Company's shareholders immediately prior to such transaction owning less than 50% of the successor company's voting capital stock immediately following such transaction) occurs, 50% of the unvested options held by you will be immediately vested. The balance of the unvested options held by you will continue to vest under the original vesting schedule. In the event that such a change of control as described above occurs and Beyond.com stock is valued at or above $10.00 per share, 100% of the unvested options held by you will be immediately vested.

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Living/Commute Expenses. The Company will provide reimbursement for reasonable living expenses in the Greater San Jose Area, such as a furnished two-bedroom condominium along with reimbursement of commute/travel expenses for four roundtrips per month incurred between Toronto and the Greater San Jose area for the duration of your continued full-time employment with the Company. In addition, the company will provide, at its expense, the use of a new leased automobile in the general price range of a Mercury Sable.

Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and you have advised us that in connection with your employment by the Company you will not bring with you or otherwise use any such confidential or proprietary material.

Severance Payment/Acceleration upon Termination. For purposes of this offer letter, any act by you involving fraud, willful malfeasance or similar wrongful acts, or willful and continuing neglect of your duties to the real and substantial prejudice of the company, after notice of such, shall be grounds for you to be "Terminated for Cause." In the event of substantial alteration of responsibilities, reporting relationships, or remuneration, to your detriment, you will also be deemed to have been "Terminated Without Cause." If you are terminated for any other reason, you shall be deemed "Terminated Without Cause." In the event that you are terminated without cause, the Company will pay you as agreed upon severance a lump sum one-time payment amount equal to twelve (12) months of your then base salary and annual bonus. The lump sum one-time payment will be paid within thirty (30) days after termination. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment. In the event you are terminated with or without cause at any time prior to your first year anniversary date, 125,000 shares of the Company's Common Stock will immediately vest. In the event you are terminated with or without cause (except for the reasons set forth in the first sentence of this paragraph) after your twelve-month anniversary date up until twenty-four months after start of employment, the vesting period of all options held by you will be accelerated by twelve (12) months. All vested share options must be exercised within six (6) months of termination date.

At-Will Employment. While we look forward to a long-term relationship, should you decide to accept our offer, you will be an "at-will" employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time subject to the provisions of Paragraph 7 hereof. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Authorization to Work. Because of Federal regulations adopted in the Immigration
     Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any question about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, I will be pleased to refer you to our legal counsel specializing in immigration matters.

Term of Offer. This offer will remain open until August 3, 2000. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with
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the Company as to the specific subjects of this letter. This agreement will be binding upon and insure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amende din writing signed by you and the Company.

Start Date. This offer letter is made with the understanding that you will be available to start employment with Beyond.com, within seven (7) days after receipt of your "authorization to work in the United States" and that the Company does undertake to reimburse you for legal and administration expenses, incurred by you for the sole purpose of applying for authorization to work in the United States.

Ron, we look forward to having you join Beyond.com, and I know you have the ability to make a significant contribution to our success.


Sincerely,

Ronald S. Smith
President and CEO

Acknowledged, Accepted and Agreed:      Date:

/s/ R. HULSE                            August 2, 2000
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Agreed Start Date of Full-time Employment:

September 18, 2000
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